Exhibit 10.58

REPURCHASE AND RESIGNATION AGREEMENT

THIS REPURCHASE AND RESIGNATION AGREEMENT (the “Repurchase Agreement”), dated March 21, 2023 (the “Effective Date”), by and between Signing Day Sports, Inc., a Delaware corporation (the “Company”), and Dennis Gile, an individual (the “Gile”). Each of the Company and Gile is sometimes referred to in this Repurchase Agreement individually as a “Party” and, collectively, as the “Parties.”

RECITALS

A. Gile is the owner of 14,081,885 shares of common stock, $0.0001 par value per share (“Common Stock”), of the Company.

B. Gile wishes to sell 3,000,000 shares of Common Stock (the “Repurchase Shares”) to the Company and the Company wishes to repurchase those shares from Gile for the consideration and upon the terms and conditions set forth herein (the “Repurchase”). The Repurchase Shares shall be equitably adjusted as a result of any stock split or reverse stock split of the Common Stock or similar event prior to the Effective Date.

AGREEMENT

NOW THEREFORE, in consideration of the mutual promises, covenants, and representations contained herein, and other good and valuable consideration, the receipt, adequacy, and sufficiency of which is hereby acknowledged by each Party, and with each Party intending to be legally bound hereby, the Parties agree as follows:

1. Repurchase of the Repurchase Shares. Gile hereby assigns, transfers, and delivers all of his right, title, and interest in and to the Repurchase Shares to the Company for a purchase price of approximately $0.2667 per share, for the aggregate purchase price of $800,000 for the Repurchase Shares.

2. Further Assurances With Respect to the Repurchase Shares.

(a) At the request of the Company and without further consideration, Gile will execute and deliver such other instruments of transfer, conveyance, assignment, and confirmation as may be reasonably requested in order to effectively transfer, convey, and assign to the Company the Repurchase Shares for their cancellation. For consideration received and acknowledged, Gile hereby appoints the Company’s Chief Financial Officer to act as his true and lawful attorney with full power and authority on his behalf to execute and deliver all documents and instruments and take all other actions necessary in connection with the transfer by Gile to the Company of the Repurchase Shares. Such appointment shall be for the limited purposes set forth above.

(b) Gile will deliver to the Company all instructions and documentation required or requested by the Company or the Company’s transfer agent in order to authorize and effect the assignment, transfer, and delivery of all of his right, title, and interest in the Repurchase Shares to the Company as soon as reasonably possible, including, if required or requested, a completed, signed and notarized share cancellation instruction letter.

(c) Gile acknowledges that upon this Repurchase Agreement becoming effective, all right, title and interest he has in and to the Repurchase Shares will be transferred and assigned to the Company and he will thereafter have no right, title, or interest in or to the Repurchase Shares notwithstanding any failure by his to provide any of the instructions or documentation to the Company required or requested by the Company or its transfer agent pursuant to Section 2(a) or (b) above or otherwise or any failure by the Company or its transfer agent to cancel the Repurchase Shares.

3. Certificate To Be Delivered by Company’s CFO. This Repurchase Agreement will not become effective unless the Chief Financial Officer of the Company delivers, on or before the Effective Date, a certificate to the Company’s board of directors that the Repurchase will not impair the Company's capital within the meaning of Section 160 of the Delaware General Corporation Law or the Company’s ability to pay down its debts as they become due. On the condition that this Repurchase Agreement goes into effect, the Repurchase Shares shall be either retired and returned to the status of authorized but unissued shares of Common Stock or held as treasury stock of the Company as soon as reasonably practicable after the Effective Date.

4. Gile’s Resignation. Gile hereby resigns his position as chairman of the Company’s board of directors and every other director and officer position he holds with the Company effective as of the Effective Date. Gile has executed and delivered to the Company a separate letter memorializing his resignation as chairman of the Company’s board of directors and every other director and officer position he holds with the Company effective as of the date set forth in such letter. Gile acknowledges that his resignation is not the result of any disagreement with the Company on any matter relating to its operation, policies (including accounting or financial policies) or practices. The Parties agree that Gile’s resignation of his position as chairman of the Company’s board of directors and every other director and officer position he holds with the Company pursuant to this Section 4 does not trigger any right of Gile to receive any severance compensation in whatever form from the Company, even in the event Gile and the Company are party to an agreement providing that he is entitled to receive severance compensation from the Company as a result of his termination or resignation from the Company or any position he holds with the Company.

5. Delivery of the Aggregate Purchase Price for the Repurchase Shares. On Gile’s behalf, the Company will deliver the full amount of the aggregate purchase price for the Repurchase Shares to the attorney for John Dorsey to be credited against the amount that Gile has to pay under the Settlement Agreement (as defined below), and if the full amount of the aggregate purchase price for the Repurchase Shares is less than the amount Gile is obligated to pay under the Settlement Agreement, the Company will deliver to Gile the remainder of the aggregate purchase price for the Repurchase Shares (i.e., the amount Gile is obligated to pay under the Settlement Agreement less the full amount of the aggregate purchase price for the Repurchase Shares ). The Company’s obligation under this Repurchase Agreement to purchase the Repurchase Shares and deliver the amount of the aggregate price for the Repurchase as provided in the immediately preceding sentence is expressly conditioned on all the parties to the Lawsuit (as defined below) entering into, by March 22, 2023, the Settlement Agreement. Before executing the Settlement Agreement, Gile will share a copy of it with the Company for its review, and Gile will not execute the Settlement Agreement without the consent of the Company, which consent shall not be unreasonably withheld.

(a) As used in this Repurchase Agreement, “Settlement Agreement” means an agreement that fully resolves, settles and dismisses the Lawsuit and contains a general release of claims by all the plaintiffs in the Lawsuit in favor of Gile, the Company and the Releasees. For purposes of this Repurchase Agreement, the term “the Company and the Releasees” includes Signing Day Sports, Inc. and its predecessors, direct and indirect affiliates, related companies, successors and assigns, regardless of the jurisdiction in which such entities may be located, and all of its and their respective past, present and future directors, officers, members, managers, employees, insurers, attorneys, representatives and agents, whether acting as agents or in their individual capacities, and this Repurchase Agreement shall inure to the benefit of and shall be binding and enforceable by all such entities and individuals.

(b) As used in this Repurchase Agreement, “Lawsuit” means the civil action captioned John Dorsey and Dorsey Family Holdings, LLC, Plaintiffs/Counter-Defendants v. Defendant/Counter-Plaintiff, Case No. CV2022-012769, that is currently pending in the Superior Court of Arizona in and for Maricopa County.

6. Acknowledgements; Representations, and Warranties by Gile. Gile represents, warrants, and acknowledges that, as of the date he executes this Repurchase Agreement:

(a) Gile owns and has all right, title and interest (legal and beneficial) in and to all of the Repurchase Shares;

(b) The Repurchase Shares are free and clear of any lien, pledge, claim, hypothecation, charge, mortgage, security interest, assessment, encumbrance, or restriction of any nature, whether arising by agreement, operation of law, judicial order or otherwise (collectively, “Liens”), and that upon this Repurchase Agreement becoming effective, the Company shall acquire valid and unencumbered title to the Repurchase Shares;

(c) Gile has received all consents or waivers necessary to transfer the Repurchase Shares, and he has the right, power, and authority to enter into and to perform his obligations under this Repurchase Agreement;

(d) This Repurchase Agreement constitutes a legal, valid, and binding obligation of Gile, enforceable against Gile in accordance with its terms, except as limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally and (ii) laws relating to the availability of specific performance, injunctive relief, or other equitable remedies;

(e) Gile has not, at any time, taken or been the subject of any action that may have an adverse effect on Gile’s ability to comply with or perform any of Gile’s covenants or obligations under this Repurchase Agreement;

(f) There is no proceeding pending, and to Gile’s knowledge, no person has threatened to commence any proceeding, that may have an adverse effect on the ability of Gile to comply with or perform any of the covenants or obligations under this Repurchase Agreement;

(g) To Gile’s knowledge, no event has occurred, and no claim, dispute or other condition or circumstance exists, that might directly or indirectly give rise to or serve as a basis for the commencement of any such proceeding;

(h) No consent, approval, order, or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state, or local governmental authority in any jurisdiction in any country on the part of Gile is required in connection with the consummation of the transactions contemplated by this Repurchase Agreement;

(i) The Company is not and will not become obligated to pay any compensation to any broker, finder, or financial adviser as a result of the consummation of the transactions contemplated by this Repurchase Agreement based upon any arrangement made by or on behalf of Gile;

(j) Gile is aware that the Company may have material nonpublic information (which may be either favorable or adverse) concerning the Company or the Repurchase Shares that has not been disclosed by the Company to Gile;

(k) Gile has made his own analysis and decision to assign and transfer the Repurchase Shares and has had the opportunity to conduct his own investigation to the extent Gile has deemed it necessary and desirable and, notwithstanding the foregoing, has determined, in consultation with counsel, that it is in his best interests to assign and transfer the Repurchase Shares to the Company at this time;

(l) Gile has not requested the Company to disclose any material or potentially material nonpublic information relating to the Company or the Repurchase Shares, and the Company has not done so;

(m) Neither the Company, nor any of the Company’s affiliates, nor any of their respective directors, officers, employees, agents, brokers, trustees, or advisors (collectively, “Company Related Persons” and each a “Company Related Person”) has delivered any information or made any representation to Gile, except as expressly set forth herein;

(n) Gile is not relying upon any disclosure (or non-disclosure) made (or not made) by the Company or any Company Related Person in connection with the assignment and transfer of the Repurchase Shares to the Company by him contemplated herein;

(o) Any material nonpublic information may be indicative of a value of the Repurchase Shares that is substantially less or more than the consideration he is receiving for transferring and assigning those shares to the Company, or may be otherwise adverse to Gile, and such material nonpublic information, if known to Gile, could be material to Gile’s decision to transfer and assign the Repurchase Shares; Gile agrees that the Company shall not be obligated to disclose any material nonpublic information it may have, or have any liability with respect to such non-disclosure (to the extent any such liability is based on claims that Gile knew or should have known existed before entering into this Repurchase Agreement);

(p) Gile has and will have no claims (under any federal or state securities law or otherwise, to the extent permitted under applicable law) against the Company or any other Company Related Person in connection with or arising out of any failure of the Company or any other Company Related Person to disclose any material nonpublic information in connection with the assignment and transfer of the Repurchase Shares to the Company by his contemplated herein;

(q) Except as may be required by law, Gile will not inform any other person that the Repurchase Shares were transferred and assigned to the Company by him;

(r) The Company is relying on this Repurchase Agreement to engage in the assignment and transfer of the Repurchase Shares to the Company by Gile as contemplated herein, and would not engage in that transaction in the absence of this Repurchase Agreement;

(s) Gile has (i) filed no lawsuits, claims, or actions pending in his name, or on behalf of any other person or entity, against the Company and the Releasees, or any of them, and (ii) he does not intend to file any lawsuit, claim, or action on his own behalf or on behalf of any other person or entity against the Company and the Releasees, or any of them;

(t) Gile has the capacity to act on his own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of this Repurchase Agreement;

(u) Gile has carefully read and fully understands all of the provisions of the Repurchase Agreement;

(v) Gile knowingly and voluntarily agrees to all of the terms set forth in this Repurchase Agreement;

(w) Gile knowingly and voluntarily agrees to be legally bound by this Repurchase Agreement;

(x) Gile has been advised to consult with an attorney before signing this Repurchase Agreement;

(y) Gile has had an opportunity to consult with an attorney of his own choosing before signing this Separation Agreement; and,

(z) Gile has not relied upon any representations or statements made by the Company in entering into this Repurchase Agreement that are not specifically set forth in this Repurchase Agreement.

7. Acknowledgements; Representations, and Warranties by The Company.

(a) The Company represents and warrants that the undersigned representative of the Company has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Repurchase Agreement.

(b) The Company acknowledges that it has and will have no claims (under any federal or state securities law or otherwise, to the extent permitted under applicable law) against Gile in connection with or arising out of any failure of Gile to disclose any material nonpublic information in connection with the assignment and transfer of the Repurchase Shares to the Company by Gile contemplated herein.

8. Indemnification by Gile. Gile agrees to indemnify and hold harmless the Company and each other Company Related Person from, and to reimburse each such person for, any and all claims, suits, actions, proceedings, damages, losses, liabilities and expenses (including, without limitation, reasonable attorney’s fees and disbursements) that may be instituted or asserted against or incurred by the Company or any other Company Related Person arising out of or based upon any breach of any representation, warranty, covenant or agreement of Gile contained in this Repurchase Agreement or in any document delivered pursuant hereto.

9. Severability. If at any time after the date of the execution of this Repurchase Agreement any provision of it shall be held by any court of competent jurisdiction to be illegal, void, or unenforceable, such provision shall be of no force and effect. The holding by a court of competent jurisdiction that a provision of this Repurchase Agreement is illegal, invalid, or unenforceable shall have no effect upon, and shall not impair the enforceability of, any other provision of this Repurchase Agreement.

10. Miscellaneous.

(a) Confidentiality. The Parties shall hold in the strictest confidence and not disclose, publish, or use the existence of, or any details of or relating to, this Repurchase Agreement to any third party (except retained professionals such as attorneys, accountants, and auditors) without the non-disclosing Party’s express written consent, or except as required by law, rule or regulation, including, without limitation, any disclosure required by, or recommended by Company counsel for purposes of compliance with, the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended. Notwithstanding anything to the contrary set forth in this Repurchase Agreement, it is agreed and understood that: (i) monetary damages would not adequately compensate a Party injured by a breach of this Section 10 by the other Party, (ii) this Section 10 shall be specifically enforceable, and (iii) any breach or threatened breach of this Section 10 shall be the proper subject of a temporary or permanent injunction or restraining order.

(b) Governing Law. This Repurchase Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of laws thereof. Each Party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Repurchase Agreement (whether brought against a Party or its respective affiliates, directors, officers, shareholders, partners, members, employees, or agents) shall be commenced exclusively in the state and federal courts sitting in Maricopa County, Arizona. Each Party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in Maricopa County, Arizona for the adjudication of any dispute arising under or in connection with this Repurchase Agreement or with any transaction contemplated by this Repurchase Agreement, and hereby irrevocably waives, and agrees not to assert in any action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court or that such action or proceeding is improper or is an inconvenient venue for such proceeding. Each Party hereby irrevocably waives personal service of process and consents to process being served in any such action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such Party at the address in effect for notices to it under this Repurchase Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law. If any Party shall commence an action or proceeding to enforce any provisions of this Agreement, the prevailing party in such action or proceeding shall be reimbursed by the non-prevailing party for its reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

(c) WAIVER OF JURY TRIAL. IN ANY ACTION, SUIT, OR PROCEEDING IN ANY JURISDICTION BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY ARISING UNDER OR IN CONNECTION WITH THIS REPURCHASE AGREEMENT OR WITH ANY TRANSACTION CONTEMPLATED BY THIS REPURCHASE AGREEMENT, THE PARTIES EACH KNOWINGLY AND INTENTIONALLY, TO THE GREATEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY AND EXPRESSLY WAIVES FOREVER TRIAL BY JURY.

(d) Counterparts. This Repurchase Agreement may be executed in counterparts and also by facsimile, scan, or other electronic means (e.g., DocuSign), and each counterpart, facsimile or electronic copy shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

(e) Interpretation. Each Party acknowledges that it has shared equally in the drafting of this Repurchase Agreement. Therefore, should any provision of this Repurchase Agreement require interpretation or construction, the court, judge, tribunal or other person or body interpreting or construing this Repurchase Agreement shall not apply a presumption against one Party over the other Party by reason of the rule of construction that a document is to be construed more strictly against the party who prepared the document. The section headings and sub-headings in this Repurchase Agreement (e.g., “(e) Interpretation.”) have been inserted for convenience only and shall be disregarded in construing or interpreting this Repurchase Amendment.

(f) Successors and Assigns; Non-assignability. This Repurchase Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns and heirs, executors, administrators, and legal representatives as applicable. Gile may not assign any of his rights or delegate any of his obligations hereunder without the prior written consent of the Company, which the Company may withhold in its sole discretion. The Company may assign any of its right and delegate any of its obligations hereunder without the consent of Gile.

(g) No Waiver. The failure of the Company to insist upon the performance of any of the terms and conditions in this Repurchase Agreement, or the failure by the Company to prosecute any breach of any of the terms or conditions of this Repurchase Agreement, shall not be construed thereafter as a waiver of any such terms or conditions, and this entire Repurchase Agreement shall remain in full force and effect as if no such forbearance or failure of performance had occurred.

(h) Entire Agreement. This Repurchase Agreement constitutes the entire contractual understanding between the Parties with respect to the subject matter of this Repurchase Agreement and supersedes all proposals, commitments, writings, negotiations, and understandings, oral and written, and all other communications between the Parties relating to the subject matter of this Repurchase Agreement. This Repurchase Agreement may not be amended or otherwise modified except in writing duly executed by both of the Parties.

(i) Effective Date. For this Repurchase Agreement to become effective, all Parties hereto must execute it. Subject to the condition described in the immediately preceding sentence being satisfied, this Repurchase Agreement will become effective on the Effective Date.

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IN WITNESS WHEREOF, the Parties have caused this Repurchase Agreement to be duly executed and delivered as of the Effective Date.

Signing Day Sports, Inc.

By:	/s/ Daniel Nelson
Name:	Daniel Nelson
Title:	CEO
Date signed: March 21, 2023

Dennis Gile

/s/ Dennis Gile

Date signed: March 21, 2023